Exhibit 99.1

LINCOLN ELECTRIC ACQUIRES VIZIENT® MANUFACTURING SOLUTIONS

Advances the Automation Growth Strategy

CLEVELAND, OH, Monday, May 16, 2016 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Vizient® Manufacturing Solutions (“Vizient”), a privately held robotic integrator specialized in custom engineered tooling and automated arc welding systems for general and heavy fabrication applications.

“We are excited to welcome Vizient into our growing automation portfolio,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “Their system design capabilities not only complement our current offering, but their focus on quality and customer service aligns with our values at Lincoln Electric. Vizient will also help diversify our end market exposure and broaden growth opportunities globally.”

Vizient is headquartered and operates in Bettendorf, Iowa and has operations in Brazil. Annual sales are approximately $40 million. Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 48 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com